Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Dogwood Therapeutics, Inc. (the "Company") for the registration of securities available for issuance pursuant to the Company’s Amended and Restated 2020 Equity Incentive Plan, of our report dated March 31, 2025, with respect to the consolidated financial statements of the Company, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024. Our report contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements.

/s/ Forvis Mazars, LLP

Atlanta, Georgia

June 26, 2025